EXHIBIT 99.1

Guidance Software would like to confirm that it has indeed rejected AccessData’s unsolicited offer to acquire the company. The board found nothing compelling in the offer. We are confident this decision is in the best interests of shareholders, given current market conditions and Guidance Software’s position as the leading provider of software for eDiscovery and other digital investigations.